EXHIBIT 99.1

MUSCLEPHARM ANNOUNCES STOCK REPURCHASE PROGRAM

-- Company’s Board Authorizes the Repurchase of Up to 100 Million Shares --

Denver – April 24, 2012 -- MusclePharm Corporation (OTCBB: MSLP), a nutritional supplement company focusing on all categories of an active lifestyle, today announced that its Board of Directors has authorized a stock repurchase program of up to 100 million shares of MusclePharm common stock in open market transactions. vFinance Investments, Inc., a subsidiary of National Holdings Corporation, has been appointed to purchase, on the company’s behalf, shares of MusclePharm common stock in compliance with the provisions of Rule 10b5-1 and 10b-18 under the Securities Exchange Act of 1934.

“The repurchase program reflects the board’s optimism and confidence in the future of our company and the belief that at current prices MusclePharm shares represent an attractive long term investment for the company and its shareholders,” said John H. Bluher, chief operating officer and executive vice president of MusclePharm.

The repurchase program, approved by the company’s Board at a April 18, 2012 Board of Directors meeting, expires at the earlier of the close of trading on December 31, 2012, the purchases reach 100 million shares or the company gives notice of termination to vFinance Investments, Inc.

ABOUT MUSCLEPHARM CORPORATION

MusclePharm is a healthy life-style company that develops and manufactures a full line of NSF International and Informed Choice approved nutritional supplements that are free of banned substances. Based on years of research at the MusclePharm Sports Science Center, the products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists and field tested by more than one hundred elite professional athletes from various professional sports leagues including the National Football League, Mixed Martial Arts and Major League Baseball. The company's products address all categories of an active lifestyle, including muscle building, weight loss and maintaining general fitness through a daily nutritional supplement regimen. MusclePharm is sold in more than 120 countries and available in over 10,000 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe, Vitamin World and Walmart. MusclePharm products also are sold through more than 100 online stores, including bodybuilding.com, Amazon.com and Vitacost.com. For more information, please visit www.musclepharm.com.

FORWARD LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements, including, but not limited to, relate to future events or to future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Undue reliance should not be placed on forward-looking statements, since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. MusclePharm assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, contact:

PondelWilkinson Inc.

Roger Pondel/Robert Jaffe

310-279-5980

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